Exhibit 99.1

4900 West 78th Street Bloomington, MN 55435	Tel: 952-820-0080 Fax: 952-820-0060	www.AugustTech.com info@augusttech.com

Stan Piekos, CFO	For Release July 28, 2004
(952) 259-1672
Stan.Piekos@AugustTech.com

Megan Andrada, Communications
(952) 259-1647
Megan.Andrada@AugustTech.com

August Technology Reports Record Orders, Revenues and Shipments for Second Quarter 2004

Company also announces purchase of DMSVision software business extending its capability in Defect Analysis Solutions

Minneapolis, July 28, 2004 – August Technology Corporation (NASDAQ: AUGT), a leading provider of automated inspection, metrology and defect analysis solutions for the microelectronic industries, today reported record revenues of $19.9 million during the second quarter ended June 30, 2004, an increase of 21% from the previous quarter and 156% from the second quarter of 2003.  Gross margin in the second quarter was 54.4% compared with gross margin of 57.0% last quarter and 54.3% in the second quarter of 2003.  Net income increased to $0.12 per diluted share compared to $0.08 per diluted share in the first quarter and a net loss of $0.10 per share in the second quarter of 2003.

Other highlights:

•                  Revenues increased for the seventh consecutive quarter.

•                  51% of revenues were derived from systems installed in front-end applications.

•                  Record orders for the front-end AXi Series of advanced macro defect inspection systems drove growth in backlog to a record level as of June 30, 2004.

•                  Orders exceeded revenues, resulting in the eighth consecutive quarter that the Company’s book-to-bill ratio exceeded parity.

•                  Shipments increased over last quarter, resulting in an increase of inventory at customer sites under purchase orders, which is expected to be converted to revenues over the next three to six months.

•                  R & D investment increased 14% sequentially in the second quarter as enhanced AXi and NSX Series systems were introduced at Semicon West.

“We are very pleased to report another quarter of significant revenue growth and improved profitability while increasing our investment in the future,” commented Jeff O’Dell, August Technology’s chairman and CEO.  “Our growth, which this quarter included record revenues, shipments, orders and backlog, has been driven primarily by our successful penetration into front-end applications.  We continue to offer the broadest line of advanced macro defect inspection systems in the industry, spanning front-end wafer processing through final device manufacturing applications.

In addition to our broad inspection solutions, we continue to focus on providing our customers with yield enhancing defect review and analysis solutions.  During the second quarter we recorded our first revenues from the VersaScope, an advanced defect review solution introduced earlier this year.  Yesterday, we completed the acquisition of the DMSVision software business from Inspex, Inc.  This third generation defect data management software will extend and enhance our product characterization solutions to allow our customers to collect and analyze process information from a broad range of applications from front-end wafer processing through final manufacturing as well as correlating defect information captured from the front, edge and back of a wafer .”

O’Dell concluded, “We believe growing interest in our proven solutions, along with our record backlog, supports our expectation for further sequential revenue growth of 5 -15% in the third quarter of 2004.  We also expect to continue to improve profitability while increasing research and development investment in leading-edge defect inspection and review solutions to support our customers as they advance their device manufacturing capability.”

August Technology will provide a live conference call with senior management, today at 10:00 a.m. Central Time to discuss second quarter 2004 financial performance.  If you would like to participate, please call 913-981-4904 prior to the 10:00 a.m. start time and use participant code 295860.  A webcast of the conference call will also be available live via the Internet on August Technology’s web site at www.augusttech.com and archived for replay shortly following the call and continuing through August 11, 2004.  To listen to the call live, visit the web site at least fifteen minutes beforehand to download and install any necessary audio software.

About the Company: August Technology’s automated inspection, metrology and defect analysis solutions provide critical product and process enhancing information, which enable microelectronic device manufacturers to drive down costs and time to market.  Based in Bloomington, Minnesota, August Technology is a founding member of the Advanced Packaging and Interconnect Alliance (APiA) and an active member of the Die Products Consortium (DPC).  Additional information can be found by visiting August Technology’s web site at www.augusttech.com.

Forward-Looking Statements:This release contains forward-looking statements regarding projected third quarter 2004 revenue growth of 5-15%, improved profitability, the increase of inventory at customer sites which we expect to convert to revenues over the next three to six months, potential customer and market interest in our tools, expectations that our products will drive down customer costs and time to market, and impact of DMSVision.  These forward-looking statements involve risks and uncertainties which may cause actual results to differ from those set forth in the forward-looking statements, including, but not limited to: (i) no continuing improvement, or a deterioration in general economic conditions and in the semiconductor and/or microelectronic industries; (ii) pre-order sales activities not resulting in orders, or customers delaying or canceling orders in backlog; (iii) loss of potential sales to competitors based on pricing, product features or other factors; (iv) lack of customer acceptance in the upcoming quarters of the Company’s newer products including the AXi Series, E20, NSX-105 or VersaScope that were or are planned to be shipped to them; (v) failure of our recently completed and current product development efforts to meet customer needs and expectations including driving down their costs and time-to-market; and (vi) unanticipated costs and expenses which increase operating costs.  Please refer to additional risk factors stated in August Technology’s Form 10-K filed with the SEC on March 1, 2004.  August Technology does not assume any obligation to update the forward-looking information contained in this press release.

###

AUGUST TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Net revenues	$19,855	$7,757	$36,255	$14,320
Cost of revenues	9,059	3,548	16,117	6,503
Gross profit	10,796	4,209	20,138	7,817

Selling, general and administrative expenses	5,390	3,213	10,579	6,420
Research and development expenses	3,322	2,434	6,230	5,202
Operating income (loss)	2,084	(1,438)	3,329	(3,805)

Interest income	189	78	390	176

Income (loss) before provision for income taxes	2,273	(1,360)	3,719	(3,629)
Provision for income taxes (1)	100	—	100	—
Net income (loss)	$2,173	$(1,360)	$3,619	$(3,629)

Net income (loss) per share:
Basic	$0.12	$(0.10)	$0.20	$(0.27)
Diluted	$0.12	$(0.10)	$0.20	$(0.27)

Weighted average shares outstanding:
Basic	17,778	13,352	17,700	13,255
Diluted	18,349	13,352	18,421	13,255

(1)          Due to the level of historical operating losses, the Company began to record a valuation allowance against deferred tax assets in the second quarter of 2002, and continues to do so at June 30, 2004.  As a result, we did not reflect a provision for income taxes during the three and six months ended June 30, 2003, and have recorded a provision for income taxes of $100 during the three and six months ended June 30, 2004 primarily to reflect alternative minimum tax owed on our pretax income.

AUGUST TECHNOLOGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2004	December 31, 2003
ASSETS

Current assets:
Cash and cash equivalents	$1,592	$10,027
Short-term marketable securities	44,888	43,528
Accounts receivable, net	15,200	4,094
Inventories	18,699	11,651
Inventories at customers under purchase orders	5,072	2,293
Prepaid expenses and other current assets	2,035	1,631
Total current assets	87,486	73,224

Property and equipment, net	4,798	3,141
Long-term marketable securities	5,980	10,295
Purchased technology, net	1,013	1,179
Goodwill	498	498
Other assets	648	610
Total assets	$100,423	$88,947

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$7,629	$5,409
Accrued compensation	1,842	1,146
Accrued liabilities	1,368	1,414
Customer deposits & deferred revenue	5,463	2,436
Total current liabilities	16,302	10,405

Other non-current liabilities	118	65
Total liabilities	16,420	10,470

Shareholders’ equity:
Common stock, no par value	90,076	88,086
Undesignated capital stock, no par value	—	—
Deferred compensation related to stock options	(24)	(49)
Accumulated deficit	(5,959)	(9,578)
Accumulated other comprehensive income	(90)	18
Total shareholders’ equity	84,003	78,477
Total liabilities and shareholders’ equity	$100,423	$88,947

Total cash and marketable securities	$52,460	$63,850

AUGUST TECHNOLOGY CORPORATION

SELECTED CONSOLIDATED STATEMENT OF CASH FLOWS DATA

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2004	2003
Cash flows from operating activities	$(10,718)	$3,249

Cash flows from investing activities	308	(3,810)

Cash flows from financing activities	1,988	176

Effect of exchange rates on cash and cash equivalents	(13)	2
Net decrease in cash and cash equivalents	$(8,435)	$(383)